Exhibit 10.7

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv). The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

The omitted portions are (i) not material and (ii) customarily treated by the Company as private and confidential.

MOLYBDENUM SUPPLY AGREEMENT NO. CC-ELMET-2024

THIS MOLYBDENUM SUPPLY AGREEMENT (this “Agreement”) is entered into as of January 1, 2024 (the “Effective Date”) by and between Climax Molybdenum Marketing Corporation, a Delaware corporation located at 333 North Central Avenue, Phoenix, Arizona 85004-4415 (“Climax”) and Elmet Coldwater LLC, a Delaware corporation located at 460 Jay Street, Coldwater, Michigan 49036 (“Buyer”). Climax and Buyer are sometimes referred to collectively herein as the “parties” and individually as a “party.”

1. Term. The term of this Agreement will begin on the Effective Date and end on December 31, 2024 (the “Term”).

2. Products. During the Term, Climax will sell, and Buyer will buy, ammonium dimolybdate (“ADM”) and sublimed pure molybdic oxide (“POS”), each meeting the specifications set forth on Exhibit A (collectively, ADM and POS are referred to as the “Moly Products”). The Moly Products may be supplied by Climax from any of the Climax affiliated-facilities at the sole and absolute discretion of Climax. The Moly Products will be packaged as set forth on Exhibit A.

3. Quantity; Forecasts.

3.1 Quantity.

3.1.1. Quantity of ADM. During the Term, Buyer will purchase a minimum purchase of [**] of ADM each month (the “Minimum Monthly ADM Obligation”). each containing [**] pounds (a “FTL”) of molybdenum contained (“Contained Mo”) in ADM; provided, however, Climax will have no obligation to supply more than [**] of Contained Mo in ADM (the “Maximum Annual ADM Obligation”) during the Term and no more than [**] of the Maximum Annual ADM Obligation during any month during the Term (the “Maximum Monthly ADM Obligation”). If in any month during the Term Buyer does not purchase the Maximum Monthly ADM Obligation, then that amount not purchased by Buyer cannot be purchased in any subsequent month. For example, if only [**] ([**] of Contained Mo in ADM) are purchased by Buyer in January 2024, then Climax’s Maximum Annual ADM Obligation is reduced automatically by [**] ([**] of Contained Mo in ADM) for the balance of the Term.

3.1.2. Quantity of POS. During the Term, Buyer will purchase a minimum of [**] up to a maximum of [**] of POS; provided, however, Climax will have no obligation to supply more than [**] of Contained Mo in POS (“Maximum Quarterly POS”) in each calendar quarter of the Term.

3.1.3. Additional Quantities: Sales to Third Parties. During the Term, Buyer may request that Climax sell additional quantities of the Moly Products that are in excess of the Maximum Annual Obligations; provided that Climax is under no obligation to supply such additional quantities of Moly Products. Buyer will not purchase any of the Moly Products from Climax for resale to any third party.

3.2 Forecasts. By the 15th day of each month during the Term, Buyer will deliver to Climax a written three (3) month rolling forecast of the quantity of Moly Products expected to be delivered in the succeeding months, with the quantity forecasted for the first two (2) months to be designated as firm orders.

4. Consignment of Moly Products. Climax shall deliver Moly Products into consignment (the “Consignment Inventory”) at the warehouse located at Elmet Coldwater LLC, 460 Jay Street, Coldwater, Michigan 49036 (the “Elmet Warehouse”) in accordance with the forecast delivered to Climax pursuant to Section 3, which will maintain [**] Contained Mo ([**]) per month; provided, however, at the end of each calendar month, Buyer will be deemed to have withdrawn all of the Consignment Inventory in excess of two full truckloads of the Moly Products plus any additional volume consumed throughout the month.

4.1 Withdrawals from Consignment Inventory. The withdrawal of Moly Products from the Consignment Inventory shall occur in full [**] multiples based on the principle of “first-in, first-out.” On or before the last working day of each calendar month, Elmet will provide Climax with written notice of the actual quantity of Moly Products delivered to and withdrawn from the Consignment Inventory at the Elmet Warehouse during that month and any Moly Products withdrawn during prior calendar months that were not previously reported. Any Moly Products in the Consignment Inventory that are opened, missing, lost or damaged after delivery by Climax and any Moly Products remaining in the Consignment Inventory for more than three (3) months following delivery by Climax shall be deemed withdrawn by Buyer from the Consignment Inventory. Upon termination of this Agreement, all Consignment Inventory will be deemed to be withdrawn at the time of termination.

4.2 Title Transfer to Consignment Inventory. All Moly Products withdrawn or deemed withdrawn from the Consignment Inventory shall be purchased by Buyer as of the date of actual or deemed withdrawal. Title shall transfer from Climax to Buyer upon actual or deemed withdrawal of the Moly Products from the Consignment Inventory.

4.3  Liens and Other Encumbrances. Buyer shall keep the Consignment Inventory free and clear of all liens, charges and other encumbrances.

4.4  Risk of Loss, Insurance and Storage. Risk of loss with respect to any Moly Products shall transfer from Climax to Buyer upon delivery of the Moly Products into the Consignment Inventory. Buyer shall provide general liability and property insurance against loss, damage, fire and theft with respect to the Moly Products in the Consignment Inventory with a policy limit amount that exceeds the full replacement value of the Consignment Inventory at all times. Buyer shall maintain the Consignment Inventory in a safe and clean storage area that is separate from similar products of Buyer or third parties and that reasonably identifies the Moly Products as belonging to Climax. Upon reasonable notice and during regular business hours Elmet shall permit representatives of Climax to inspect the Consignment Inventory.

5. Purchase Price. The “Purchase Price” for the Moly Products delivered to Buyer during the Term, stated as U.S. dollars per pound of Contained Mo during any given calendar month, will be the sum of the Base Price (defined below) plus the Conversion Fee (defined below). Purchase Price to be invoiced on a net kg basis.

5.1  Base Price Defined. “Base Price” means the average of all high and low quotations of the “Molybdenum Oxide, Daily Dealer” during the Quotation Period (hereafter defined) published in Platts Metals Daily. The “Quotation Period” means the 26th day that is two calendar months prior to the calendar month of consignment withdrawal through the 25th day of the calendar month that is one calendar month prior to the calendar month of consignment withdrawal. If Platts Metals Daily or the Molybdenum Oxide, Daily Dealer cease publication, then the parties will agree upon a suitable substitute index for the Base Price.

5.2  Conversion Fee Defined. “Conversion Fee” means: (a) $[**] per pound of Contained Mo for ADM; and (b) $[**] per pound of Contained Mo for POS.

6. Invoices; Payment. Climax will invoice Buyer for withdrawals or deemed withdrawals of Moly Products from Consignment Inventory, immediately after any deemed withdrawal or upon notice of such withdrawal from Buyer. All invoices for Moly Products will be payable by electronic funds transfer within thirty (30) calendar days of the date of invoice.

7. Delivery; Transfer of Title and Risk of Loss. The Moly Products will be delivered in full truckload quantities CIP (INCOTERMS® 2020), Buyer’s Plant. Title to the Moly Products will transfer from Climax to Buyer upon the withdrawal of the Moly Products from the consignment inventory.

8. Duties: Taxes: Export Control Compliance. Buyer will reimburse Climax for all customs duties for the importation of the Moly Products, if any, into the country of destination and/or foreign, federal, state or local taxes payable with respect to the purchase, use and importation of the Moly Products. The Purchase Price includes all export duties imposed by the country of origin or export. To the extent the Moly Products are listed on the U.S. Commerce Control List and are being exported from the United States of America (“U.S.”), these items are controlled by the U.S. government and authorized for export only to the country of ultimate destination for use by the ultimate consignee or end-user(s) herein identified. They may not be resold, transferred, or otherwise disposed of, to any other country or to any person other than the authorized ultimate consignee or end-user(s), either in their original form or after being incorporated into other items, without first obtaining approval from the U.S. government or as otherwise authorized by U.S. law and regulations.

9. Warranty. Climax warrants to Buyer that the Moly Products will meet the specifications set forth on Exhibit A. EXCEPT FOR THE FOREGOING, CLIMAX EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, IN FACT OR BY LAW, WRITTEN OR ORAL, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE. Buyer’s sole and exclusive remedy under this Section 8 will be to request Climax to replace non-conforming Moly Products with conforming Moly Products at no additional cost to Buyer. Buyer will promptly notify Climax in writing of any claim of breach of warranty and in any event no later than ninety (90) days following shipment of the non-conforming Moly Products and Buyer will afford Climax a reasonable opportunity to investigate the claim.

10. Force Majeure. The prevention or delay in the performance of this Agreement, whether or not foreseeable: (a) caused by a circumstance beyond the reasonable control of an affected party, or (b) whether or not beyond the reasonable control of an affected party, acts of war, riot, rebellion, insurrection, terrorist attack, or other civil disturbance, fire, flood, hurricane, tornado, lightning strike, unusually severe weather, earthquake, volcanic activity, tsunami, sink hole, drought or explosion, strike, lockout, blockade, labor dispute, labor shortage, pandemic, epidemic or quarantine, accident, equipment breakdown, lack of rail or truck transportation from regular point of shipment, economic shutdown of mine or related plant facilities, shortage of raw material, shortage, interruption or unavailability of water or raw materials, laws, regulations or requirements, change in law, governmental action or restriction of any other federal, state, or local government or governmental body, (each such event being called a “Force Majeure Event”), will entitle the affected party to delay its performance under this Agreement (other than the payment for Moly Products delivered hereunder) to the extent and for so long as its performance is made commercially impracticable by such Force Majeure Event, by the affected party giving written notice thereof to the other party. Except for the payment for Moly Products delivered hereunder, the party invoking the provisions of this Section 9 will not be liable for non-performance of any obligations hereunder during continuation of such event; provided, however, that the affected party exercises all commercially reasonable efforts to limit and obviate the Force Majeure Event, but the affected party will not be required to settle any strike. If any Force Majeure Event lasts for longer than 180 days, then the affected party will be entitled to cancel this Agreement without further liability or obligation to the other party (except for payment for Moly Products delivered hereunder).

11. Confidentiality. “Confidential Information” includes any proprietary information or data (including but not limited to either party’s formulations, plans, programs, plants, processes, technical materials, products, production requirements, standard specifications, costs, equipment, operations, procedures, instructions, business operations or customers disclosed by either party to the other party) and the terms and conditions of this Agreement. Neither party will, without the prior written consent of the other party, use or disclose any Confidential Information of the other party to others during the term of this Agreement or thereafter for a period of five (5) years after the expiration or termination of this Agreement.

12. Entire Agreement. This Agreement will replace and supersede any other purchase and sale agreements for Moly Products between the parties dated prior to the date hereof and this Agreement will constitute the entire agreement of the parties with respect to the purchase and sale of Moly Products. No terms or provisions contained in any purchase orders, invoices, or other similar documents issued by or between the parties to this Agreement with respect to the Moly Products (whether or not such terms or provisions reference this Agreement or are in addition to, contrary to or not in conflict with the terms and provisions of this Agreement) will have any effect whatsoever on this Agreement. Only a writing signed by both Climax and Buyer may amend this Agreement.

13. Notice. All communications under this Agreement will be in writing, will be deemed to have been duly made: (i) upon receipt if personally delivered; (ii) upon the next business day if sent by internationally recognized overnight courier service for next day delivery; (iii) on the third business day after posting for domestic mail or on the fifth business day after posting for international mail if mailed by registered or certified mail, postage prepaid; or (iv) upon confirmed receipt if sent by electronic mail or facsimile provided that such notice is also sent by one of the other means specified in this Section 12; at the addresses set forth on the last page of this Agreement. Either party may, by written notice delivered in accordance herewith, change the address to which communications will be thereafter sent.

14. Limitation of Damages. Climax will not be liable to Buyer for any special, indirect, incidental, consequential, exemplary or punitive damages, including, without limitation, those based upon lost goodwill, lost profits, work stoppages, impairment of other goods or breach of another contract, whether or not Climax had reason to know of such potential damages incurred by Buyer as a result of any breach of any provision hereof by Climax or for the use by Buyer of the Moly Products, singularly or in combination with other products or otherwise.

15. Uniform Commercial Code. Unless otherwise provided for in or limited by this Agreement, each party reserves all rights and remedies of a seller and buyer of goods under the Uniform Commercial Code.

16. Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona excluding choice of law provisions that would apply the law of any other jurisdiction. The application to this Agreement of: (i) the United Nations Convention on Contracts for the International Sale of Goods, (ii) the United Nations 1974 Convention on the Limitation Period in Contracts for the International Sale of Goods (the “1974 Convention”), and (iii) the Protocol Amending the 1974 Convention done at Vienna, Austria on April 11, 1980, are hereby expressly disclaimed. Notwithstanding the incorporation of a delivery term set forth in INCOTERMS® 2020, to the extent that any other express term of this Agreement varies from such definition in INCOTERMS® 2020, the express terms of this Agreement will govern.

17. Successors and Assigns; No Third Party Beneficiaries. This Agreement and the rights and obligations hereunder may not be assigned by Buyer without the prior written consent of Climax. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries to the terms and conditions of this Agreement.

18. Counterparts; Signatures. This Agreement may be executed in multiple counterparts, each of which will be an original and all of which will constitute one and the same agreement. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

19. Resolution of Disputes. Any dispute, controversy, or claim (each, a “Dispute”) arising out of this Agreement or any breach hereof (including any Dispute regarding the obligations contained under this Section 19) will be submitted to arbitration by written demand of either party no later than one year after the Dispute arises, if, after a period of thirty (30) days following the first written notice of such dispute, the parties have been unable to resolve such Dispute. The arbitration will take place in the State of Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration will be conducted by one arbitrator, unless either party hereto will request, either in the written demand for arbitration or by written response within ten (10) days to such demand for arbitration, that the arbitration be conducted by three arbitrators. If the arbitration is to be conducted by one arbitrator, the parties will mutually agree upon the selection of the arbitrator. If the parties are unable to mutually agree on the identity of the arbitrator, three arbitrators will conduct the arbitration. If the arbitration is to be conducted by three arbitrators, each party will select one arbitrator and the two arbitrators selected by the parties will mutually agree on the selection of the third arbitrator. The arbitrator(s) may award legal fees and expenses to the party that it decides in favor of in the arbitration. If either party hereto will fail or refuse to arbitrate hereunder, the arbitrator(s) may award the other party reimbursement of any legal fees and expenses incurred in such action or proceeding or in any action or proceeding to compel arbitration. Any award rendered as a result of arbitration will be final and binding upon both parties hereto, and judgment upon the award rendered may be entered in any court of competent jurisdiction. Notwithstanding the provisions of this Section 19, Climax may, in its sole discretion, commence suit in a court of law for non-payment of the Purchase Price.

20. Weighing. Climax will weigh the Maly Products prior to shipment using procedures generally recommended by IMOA®. Such weights performed by Climax will be considered final and binding for all purposes; provided however, Buyer may make a claim if there is a difference of more than 0.50% in the weight in the Maly Products delivered. In case of a claim, the parties will agree on a procedure to resolve the claim.

21. Compliance with Laws, Safety and FCX PBC. Climax agrees that the Maly Products shall comply with applicable federal, provincial, state and local laws and regulations in force at the time of supply and/or performance and where the Maly Products are produced and delivered pursuant to this Agreement, including with occupational safety, health and environment laws and regulations. Such compliance shall also include registration under the European Union Regulation 1907/2006/EC concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”), where applicable. Climax agrees that it will perform the work under this Agreement in conformity with The Freeport-McMoRan Principles of Business Conduct (FCX PBC), available at: https://fcx.com/sites/fcx/files/documents/policies/pbc english.pdf. Buyer acknowledges and agrees that Buyer will use the Maly Products only for the uses identified in the Safety Data Sheets provided to Buyer.

The parties have executed this Agreement as of the Effective Date:

CLIMAX:		BUYER:

Climax Molybdenum Marketing Corporation		Elmet Coldwater LLC

/s/ Chris Gnann		/s/ Derek Fox
By:	Chris Gnann	By:	Derek Fox
Title:	Vice President, Sales & Marketing	Title:	CFO

333 North Central Avenue		460 Jay Street
Phoenix, Arizona 85004-4415		Coldwater, Michigan 49036
Attention: VP, Sales and Marketing		Attention: Brad Lemon
Email: ClimaxMoly_CustomerService@fmi.com		Email: brad.lemon@hcstarcksolutions.com

EXHIBIT A

[Exhibit A describes the product specifications for of the ADM and POS to be purchased and sold pursuant to this Agreement]